Exhibit 99.1

Amplify Energy Announces First Quarter 2025 Results, Beta Development Update and Updated Full-Year 2025 Guidance

HOUSTON, May 12, 2025 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today its operating and financial results for the first quarter of 2025 and updated full-year 2025 guidance for the Company.

Beta Development Program Update

●	Amplify initiated a development drilling program in the prolific Beta oilfield in 2024 to demonstrate the significant upside potential of the asset and generate strong incremental cash flows for the Company, with results to date proving out the viability and long-term potential of the program
●	Completed the C54 well in mid-April 2025
o	Drilled well utilizing lessons learned from 2024 program including the implementation of a managed pressure drilling system
o	IP20 was approximately 800 Bopd, which has been the strongest initial well performance in the program
o	With the C54 online, the three wells completed in the D-Sand (our primary target formation) are all projected to have greater than 90% IRR at $60/bbl oil prices
●Completed the C48 well in mid-February 2025 as the first C-Sand completion
o	Initially planned as a D-Sand completion, but due to drilling complications elected to complete the shallower C-Sand
o	Current production rate of approximately 100 BOPD
o	Well exhibits lower oil gravities and reservoir pressures than the D-Sand completions
o	Future injection support in the area to increase reservoir pressure and deliverability is expected to prove the C-Sand as a viable future target zone
●	With the recent completions of the C48 and C54, the field now has four new development wells online, which, after offsetting the asset’s base decline, have increased Beta production by approximately 35% since early 2024
●	Based on Beta development success, at year-end 2024 Amplify had 25 SEC Proved Undeveloped (“PUD”) locations (21 D-Sand locations) with approximately $144 million in PV-10 value1
o	D-Sand completions to date are significantly outperforming the type curve utilized in SEC PUD value/reserves indicating material upside above the current valuation estimate
o	Substantial future development remains at Beta beyond the current SEC PUD locations which are based on conservative volumetric and recovery factor assumptions

First Quarter Highlights

●	During the first quarter of 2025, the Company:
o	Achieved average total production of 17.9 MBoepd
o	Generated net cash provided by operating activities of $25.5 million and a net loss of $5.9 million
o	Delivered Adjusted EBITDA of $19.4 million and Adjusted Net Income of $3.8 million
o	Generated $6.3 million in net proceeds from the sale of undeveloped Haynesville acreage in East Texas
◾	In May 2025, sold additional Haynesville interests generating $1.5 million in proceeds
o	Generated $0.9 million of Adjusted EBITDA at Magnify Energy Services, Amplify’s wholly owned subsidiary (“Magnify”)
o	As of March 31, 2025, Amplify had $125.0 million outstanding under the revolving credit facility
◾	Net debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.3x2
(1)2024 Year End reserves are evaluated at flat pricing: (NYMEX WTI, HH) - $65.00, $4.00
(2)Net debt as of March 31, 2025, consisting of $125 MM outstanding under its revolving credit facility with ~$0 MM of cash and cash equivalents, and LTM Adjusted EBITDA as of the first quarter of 2025.

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify’s strong first quarter operating and financial results continue to demonstrate the significant value derived from the Company’s portfolio of assets.  At Beta, we brought online two wells this year, which strengthen our conviction about the prolific untapped value that remains in the reservoir. In East Texas and the Eagle Ford, we anticipate our non-operated development projects will begin producing in the second quarter, with improved natural gas prices driving strong economics for our East Texas wells.  Also, in East Texas, we recently monetized a portion of our undeveloped acreage with Haynesville rights in two separate transactions for net proceeds of $7.8 million dollars, while retaining an interest in over 30 gross locations to realize upside value in future periods.”

Mr. Willsher continued, “In light of recent market volatility and a material reduction in oil prices, we conducted a comprehensive review of our remaining uncommitted 2025 capital budget and have elected to temporarily defer three development projects at Beta resulting in capital savings of approximately $15 million in 2025. While our Beta development projects have strong economics at current oil prices, we have flexibility on the timing of these projects and are committed to maintaining strong free cash flow and a healthy balance sheet for our investors. Our diversified portfolio of mature, low-decline assets and robust hedge book protect our cash flow profile during commodity downturns, allowing us the flexibility to scale up or down investments in either oil or gas projects depending on market conditions.”

Mr. Willsher concluded, “Going forward, Amplify intends to focus on prudent management of its existing asset base to maximize free cash flow and is conducting a thorough review of additional operating and overhead cost-saving opportunities. The Company will also continue to evaluate portfolio optimization opportunities, which could enable us to accelerate Beta development.”

Key Financial Results

During the first quarter of 2025, the Company reported a net loss of approximately $5.9 million. The net loss was primarily attributable to a non-cash unrealized loss on commodity derivatives during the period partially offset by a gain on the sale of East Texas properties. Excluding the impact of the non-cash unrealized loss on commodity derivatives, the East Texas divestiture, and additional other one-time impacts, Amplify generated Adjusted Net Income of $3.8 million in the first quarter of 2025.

First quarter 2025 Adjusted EBITDA was $19.4 million, a decrease of approximately $2.4 million from the prior quarter. The decrease was primarily due to higher lease operating expense and general and administrative expense that are typically higher in the first quarter offset by stronger gas price realizations compared to the prior quarter.

Free cash flow was negative $7.2 million for the first quarter, which was in-line with expectations, due to planned capital investments.

	First Quarter	Fourth Quarter
$ in millions	2025	2024
Net income (loss)	$(5.9)	$(7.4)
Net cash provided by operating activities	$25.5	$12.5
Average daily production (MBoe/d)	17.9	18.5
Total revenues excluding hedges	$72.1	$69.0
Adjusted EBITDA (a non-GAAP financial measure)	$19.4	$21.8
Adjusted net income (loss), (a non-GAAP financial measure)	$3.8	$5.1
Total capital	$23.1	$15.3
Free Cash Flow (a non-GAAP financial measure)	$(7.2)	$2.9

Revolving Credit Facility and Liquidity Update

As of March 31, 2025, Amplify had total debt of $125 million under its revolving credit facility. Net debt to LTM Adjusted EBITDA was 1.3x (net debt as of March 31, 2025). The borrowing base is redetermined on a semi-annual basis with the next redetermination expected in the second quarter of 2025.

Corporate Production and Pricing

During the first quarter of 2025, average daily production was approximately 17.9 Mboepd, a decrease of 0.6 Mboepd from the prior quarter. The decrease in production was driven by natural gas and NGL volumes affected by a gas imbalance adjustment in East Texas and adverse weather in Oklahoma, causing widespread power outages. These temporary production issues were factored into the production guidance previously presented for 2025.

The Company’s product mix for the quarter was 46% crude oil, 16% NGLs, and 38% natural gas.

	Three Months	Three Months
	Ended	Ended
	March 31, 2025	December 31, 2024
Production volumes - MBOE:
Bairoil	280	293
Beta	315	308
Oklahoma	393	436
East Texas / North Louisiana	570	609
Eagle Ford (Non-op)	49	60
Total - MBoe	1,607	1,706
Total - MBoe/d	17.9	18.5
% - Liquids	62%	62%

Total oil, natural gas and NGL revenues for the first quarter of 2025 were approximately $70.3 million, before the impact of derivatives. The Company realized a net gain on commodity derivatives of $0.5 million during the first quarter. Oil, natural gas and NGL revenues, net of realized hedges, decreased $0.4 million for the first quarter compared to the prior quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2025	2024	2025	2024	2025	2024
Average sales price exclusive of realized derivatives and certain deductions from revenue	$67.82	$66.82	$25.24	$23.46	$3.87	$2.52
Realized derivatives	0.49	1.43	—	—	0.04	0.76

Average sales price with realized derivatives exclusive of certain deductions from revenue	$68.31	$68.25	$25.24	$23.46	$3.91	$3.28
Certain deductions from revenue	—	—	(1.78)	(1.37)	0.02	(0.01)

Average sales price inclusive of realized derivatives and certain deductions from revenue	$68.31	$68.25	$23.46	$22.09	$3.93	$3.27

Costs and Expenses

Lease operating expenses in the first quarter of 2025 were approximately $37.4 million, or $23.28 per Boe, a $2.3 million increase compared to the prior quarter and in-line with internal projections. Lease operating expenses are expected to decrease in the second half of 2025 after cost savings projects are completed in Bairoil, and fewer expense workovers are conducted later in the year. Lease operating expenses do not reflect $0.9 million of income generated by Magnify in the first quarter.

Severance and ad valorem taxes in the first quarter were approximately $4.4 million, a decrease of $1.0 million compared to $5.4 million in the prior quarter. Lower production taxes were primarily due to lower production and a one-time benefit from reversing a prior accrual for waste emissions charges. Severance and ad valorem taxes as a percentage of revenue were approximately 6.2% in the first quarter. The Company anticipates that taxes as a percentage of revenue will remain within its previously announced guidance range for 2025.

Amplify incurred $4.3 million, or $2.67 per Boe, of gathering, processing and transportation expenses in the first quarter, compared to $4.5 million, or $2.62 per Boe, in the prior quarter.

Cash G&A expenses in the first quarter were $7.3 million, down 7% compared to the first quarter of 2024, and in-line with expectations. The Company anticipates that quarterly cash G&A expenses will be significantly lower throughout the remainder of the year primarily due to annual year-end processes that impact various cost drivers in the first quarter. The Company expects costs to be in line with our previously announced guidance range.

Depreciation, depletion and amortization expense in the first quarter totaled $8.5 million, or $5.29 per Boe, compared to $8.4 million, or $4.93 per Boe, in the prior quarter.

Net interest expense was $3.5 million in the first quarter, a decrease of $0.2 million compared to $3.7 million in the prior quarter.

Amplify recorded minimal current income tax expense for the first quarter of 2025.

Capital Investment Update

Cash capital investment during the first quarter of 2025 was approximately $23.1 million. During the first quarter, the Company’s capital allocation was approximately 55% for development drilling, recompletions and facility projects at Beta, and approximately 30% for non-operated development projects in East Texas and the Eagle Ford, with the remainder distributed across the Company’s other assets.

The following table details Amplify’s capital invested during the first quarter of 2025:

First Quarter
2025 Capital
($ MM)
Bairoil	$1.3
Beta	$12.7
Oklahoma	$1.4
East Texas / North Louisiana	$3.4
Eagle Ford (Non-op)	$3.9
Magnify Energy Services	$0.3
Total Capital Invested	$23.1

2025 Operations & Development Plan

Amplify has adjusted its 2025 operations and development plan for the current lower commodity price environment. The Company is electing to reduce discretionary development capital at Beta for the second half of 2025, while our previously committed non-operated projects in East Texas and the Eagle Ford are expected to be completed and brought online in the second quarter.

Amplify’s current plan is to complete three wells at Beta in 2025, including the C48 and C54 wells, which were brought online in mid-February and mid-April, respectively. Amplify intends to drill and complete its next Beta well in the third quarter, which will be a D-Sand completion drilled in the same fault block as the recently completed C54 and the C59, which was completed in October 2024 and is still producing greater than 500 bopd. With the exceptional economics at Beta, Amplify will consider adding back development wells later this year should commodity prices improve.

Other capital at Beta for 2025 includes $8 million to upgrade a two-mile pipeline that ships all produced fluid from platform Eureka to platform Elly, facility upgrades and capital workovers. Additional information regarding the Beta development plan can be found in the Company’s investor presentation under the investor relations section of the website.

In East Texas, we are participating in the completion of four non-operated development projects, which we expect to be online in late second quarter. Operators in the area are taking advantage of strong natural gas prices and favorable economics, and the Company anticipates more activity in this area. For the Company’s operated assets, the team is focused on prudent management of the field, such as optimizing field compression, artificial lift enhancement, and equipment insourcing, which is expected to improve the production profile and lower lease operating costs.

Also in East Texas, as previously announced, Amplify sold 90% of its interest in certain units with Haynesville rights in Harrison County, Texas, in addition to 11 gross operated wells, and purchased a 10% interest in adjacent acreage, generating $6.3 million in net proceeds from the sale. This transaction also established an area of mutual interest (“AMI”) with the counterparty covering 10,000 gross acres.  We estimate the AMI has more than 30 potential gross drilling locations.

In May 2025, Amplify completed a separate transaction, which monetized 90% of its interests in three additional units with Haynesville rights in Panola and Shelby Counties, finalizing a separate AMI consisting of seven total units. Amplify also retained a 10% working interest with the ability to participate in any well drilled within the boundary of the AMI. Upon closing the transaction, Amplify generated approximately $1.5 million in proceeds.

From November 2024 to present, Amplify has generated proceeds of $9.2 million related to Haynesville acreage transactions, while retaining a 10% working interest in two newly created AMIs in the Haynesville play of East Texas.

In the Eagle Ford, we are participating in 14 gross (0.7 net) new development wells and two gross (0.4 net) recompletion projects. These non-operated wells, with highly accretive forecasted returns, have been completed and are scheduled to come online in early May. The Company is also evaluating additional development opportunities recently offered by our partners in fields where we have interests.

Updated Full-Year 2025 Guidance

Based on recent reductions to crude oil prices, Amplify has decided to modify its capital plans in order to maintain positive free cash flow in 2025. As a result of these modifications, we are providing updated guidance. The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2025 guidance is based on its current expectations regarding capital investment and full-year 2025 commodity prices for crude oil of $61.75/Bbl (WTI) and natural gas of $3.60/MMBtu (Henry Hub), and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Additionally, the Company expects to invest approximately 95% of its capital in the first three quarters of the year primarily in connection with the Beta development program and for non-operated development projects in East Texas and the Eagle Ford.

A summary of the guidance is presented below:

	March 5, 2025 Previous Guidance			May 7, 2025 Updated Guidance
	FY 2025E			FY 2025E
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.5	—	9.4	8.3	—	8.9
NGL (MBbls/d)	3.0	—	3.3	3.0	—	3.3
Natural Gas (MMcf/d)	45.0	—	51.0	45.0	—	50.0
Total (MBoe/d)	19.0	—	21.0	19.0	—	20.5

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.25)	—	$(4.25)	$(3.25)	—	$(4.25)
NGL Realized Price (% of WTI NYMEX)	27%	—	31%	27%	—	31%
Natural Gas Realized Price (% of Henry Hub)	85%	—	92%	85%	—	92%

Other Revenue
Magnify Energy Services ($ MM)	$4	—	$6	$4	—	$6
Other ($MM)	$2	—	$3	$2	—	$3
Total ($ MM)	$6	—	$9	$6	—	$9

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.65	—	$0.85	$0.65	—	$0.85
NGL ($ / Bbl)	$2.75	—	$4.00	$2.75	—	$4.00
Natural Gas ($ / Mcf)	$0.55	—	$0.75	$0.55	—	$0.75
Total ($ / Boe)	$2.25	—	$2.85	$2.25	—	$2.85

Average Costs
Lease Operating ($ / Boe)	$18.50	—	$20.50	$18.50	—	$20.50
Taxes (% of Revenue) (1)	6.0%	—	7.0%	6.0%	—	7.0%
Cash General and Administrative ($ / Boe) (2)(3)	$3.40	—	$3.90	$3.40	—	$3.90

Adjusted EBITDA ($ MM) (2)(3)	$100	—	$120	$80	—	$110
Cash Interest Expense ($ MM)	$12	—	$18	$12	—	$18
Capital Expenditures ($ MM)	$70	—	$80	$55	—	$70
Free Cash Flow ($ MM) (2)(3)	$10	—	$30	$10	—	$20

(1) Includes production, ad valorem and franchise taxes
(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A, Adjusted EBITDA and free cash flow, non-GAAP measures (cash income taxes, which are not included in free cash flow, are expected to range between $0 - $1 million for the year)

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging

Amplify maintains a robust hedge book to support its cash flow profile and provide downside protection in weak commodity environments. Recently, the Company added to its hedge position, further protecting future cash flows.

Amplify executed crude oil swaps covering the first half of 2026 at a weighted average price of $62.55 per barrel and the first half of 2027 with a weighted average price of $61.93 per barrel. The Company also added natural gas swaps covering 2026 at a weighted average price of $4.12 per MMBtu, collars for the first quarter of 2026 with a weighted average floor of $4.50 per MMBtu and a weighted average ceiling of $5.73 and natural gas collars for 2027 with a weighted average floor of $3.57 per MMBtu and a weighted average ceiling of $4.58 per MMBtu.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed floor and ceiling prices at which production is hedged for April 2025 through December 2027, as of May 12, 2025:

	2025	2026	2027
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	560,000	515,000	137,500
Weighted Average Fixed Price ($)	$3.75	$3.80	$4.01

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	500,000	517,500	437,500
Weighted Average Ceiling Price ($)	$3.90	$4.10	$4.45
Weighted Average Floor Price ($)	$3.50	$3.58	$3.56

Oil Swaps:
Average Monthly Volume (Bbls)	141,444	110,500	19,000
Weighted Average Fixed Price ($)	$70.61	$67.06	$62.18

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	45,333
Weighted Average Ceiling Price ($)	$80.20
Weighted Average Floor Price ($)	$70.00

Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which Amplify expects to file with the SEC on May 12, 2025.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (888) 999-3182 at least 15 minutes before the call begins and providing the Conference ID: AEC1Q25. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Access Code: 52458798. A transcript and a recorded replay of the call will also be available on our website after the call.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), free cash flow, net debt, PV-10 and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A;  Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; and Pipeline incident loss. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

PV-10. PV-10 is a non-GAAP financial measure that represents the present value of estimated future cash inflows from proved oil and natural gas reserves that are calculated using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months, less future development and operating costs, discounted at 10% per annum to reflect the timing of future cash flows. The most directly comparable GAAP measure to PV-10 is standardized measure. PV-10 differs from standardized measure in its treatment of estimated future income taxes, which are excluded from PV-10. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure as defined under GAAP. As GAAP does not prescribe a comparable GAAP measure for PV-10 of reserves adjusted for pricing sensitives, it is not practicable for us to reconcile PV-10 to a standardized measure or any other GAAP measure.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew -- Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Revenues:
Oil and natural gas sales	$70,341	$67,189
Other revenues	1,709	1,832
Total revenues	72,050	69,021

Costs and Expenses:
Lease operating expense	37,417	35,100
Pipeline incident loss	396	2,405
Gathering, processing and transportation	4,286	4,468
Exploration	6	10
Taxes other than income	4,384	5,356
Depreciation, depletion and amortization	8,494	8,418
General and administrative expense	10,815	9,486
Accretion of asset retirement obligations	2,183	2,156
Realized (gain) loss on commodity derivatives	(503)	(4,052)
Unrealized (gain) loss on commodity derivatives	14,820	13,357
(Gain) loss on sale of properties	(6,251)	(1,367)
Other, net	(3)	334
Total costs and expenses	76,044	75,671

Operating Income (loss)	(3,994)	(6,650)

Other Income (Expense):
Interest expense, net	(3,519)	(3,684)
Other income (expense)	115	(113)
Total Other Income (Expense)	(3,404)	(3,797)

Income (loss) before reorganization items, net and income taxes	(7,398)	(10,447)

Income tax benefit (expense) - current	(1)	2,132
Income tax benefit (expense) - deferred	1,538	886
Net income (loss)	$(5,861)	$(7,429)

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.15)	$(0.19)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Oil and natural gas revenue:
Oil Sales	$49,982	$50,817
NGL Sales	6,157	6,602
Natural Gas Sales	14,202	9,770
Total oil and natural gas sales - Unhedged	$70,341	$67,189

Production volumes:
Oil Sales - MBbls	737	760
NGL Sales - MBbls	263	299
Natural Gas Sales - MMcf	3,647	3,883
Total - MBoe	1,607	1,706
Total - MBoe/d	17.9	18.5

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$67.82	$66.82
NGL - per Bbl	$23.46	$22.09
Natural gas - per Mcf	$3.89	$2.52
Total - per Boe	$43.76	$39.37

Average unit costs per Boe:
Lease operating expense	$23.28	$20.57
Gathering, processing and transportation	$2.67	$2.62
Taxes other than income	$2.73	$3.14
General and administrative expense	$6.73	$5.56
Realized gain/(loss) on commodity derivatives	$0.31	$2.38
Depletion, depreciation, and amortization	$5.29	$4.93

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	March 31, 2025	December 31, 2024
Production volumes - MBOE
Bairoil	280	293
Beta	315	308
Oklahoma	393	436
East Texas / North Louisiana	570	609
Eagle Ford (Non-op)	49	60
Total - MBOE	1,607	1,706
Total - MBoe/d	17.9	18.5
% - Liquids	62%	62%

Lease operating expense - $M
Bairoil	$13,732	$11,800
Beta	13,305	12,113
Oklahoma	3,856	3,948
East Texas / North Louisiana	4,981	5,887
Eagle Ford (Non-op)	1,542	1,351
Total Lease operating expense:	$37,416	$35,099

Capital expenditures - $M
Bairoil	$1,322	$190
Beta	12,733	10,001
Oklahoma	1,445	168
East Texas / North Louisiana	3,449	2,758
Eagle Ford (Non-op)	3,905	2,125
Magnify Energy Services	263	82
Total Capital expenditures:	$23,117	$15,324

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable	35,893	39,713
Other Current Assets	24,296	32,064
Total Current Assets	$60,189	$71,777

Net Oil and Gas Properties	$400,770	$386,218
Other Long-Term Assets	292,680	289,081
Total Assets	$753,639	$747,076

Liabilities
Accounts Payable	$19,863	$13,231
Accrued Liabilities	40,343	43,413
Other Current Liabilities	18,658	11,494
Total Current Liabilities	$78,864	$68,138

Long-term Debt	$125,000	$127,000
Asset Retirement Obligation	131,158	129,700
Other Long-Term Liabilities	15,680	13,326
Total Liabilities	$350,702	$338,164

Shareholders' Equity
Common Stock & APIC	$440,266	$440,380
Accumulated Earnings (Deficit)	(37,329)	(31,468)
Total Shareholders' Equity	$402,937	$408,912

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Net cash provided by (used in) operating activities	$25,501	$12,455
Net cash provided by (used in) investing activities	(21,497)	(19,379)
Net cash provided by (used in) financing activities	(4,004)	6,924

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$25,501	$12,455
Changes in working capital	(5,372)	4,770
Interest expense, net	3,519	3,684
Amortization of gain associated with terminated commodity derivatives	159	159
Amortization and write-off of deferred financing fees	(315)	(315)
Exploration costs	6	10
Acquisition and divestiture related costs	1,629	1,424
Plugging and abandonment cost	171	754
Current income tax expense (benefit)	1	(2,132)
Pipeline incident loss	396	2,405
(Gain) loss on sale of properties	(6,251)	(1,367)
Adjusted EBITDA:	$19,444	$21,847

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$19,444	$21,847
Less: Cash interest expense	3,545	3,598
Less: Capital expenditures	23,117	15,324
Free Cash Flow:	$(7,218)	$2,925

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(5,861)	$(7,429)
Interest expense, net	3,519	3,684
Income tax expense (benefit) - current	1	(2,132)
Income tax expense (benefit) - deferred	(1,538)	(886)
Depreciation, depletion and amortization	8,494	8,418
Accretion of asset retirement obligations	2,183	2,156
(Gains) losses on commodity derivatives	14,317	9,305
Cash settlements received (paid) on expired commodity derivative instruments	503	4,052
Amortization of gain associated with terminated commodity derivatives	159	159
Acquisition and divestiture related costs	1,629	1,424
Share-based compensation expense	1,890	1,686
(Gain) loss on sale of properties	(6,251)	(1,367)
Exploration costs	6	10
Loss on settlement of AROs	(3)	334
Bad debt expense	—	28
Pipeline incident loss	396	2,405
Adjusted EBITDA:	$19,444	$21,847

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA[1]:	$19,444	$21,847
Less: Cash interest expense	3,545	3,598
Less: Capital expenditures	23,117	15,324
Free Cash Flow:	$(7,218)	$2,925

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2025	December 31, 2024
Adjusted net income (loss) reconciliation:
Net (loss) income	$(5,861)	$(7,429)
Unrealized loss (gains) on commodity derivative instruments	14,820	13,357
Acquisition and divestiture related expenses	1,629	1,424
Non-recurring costs:
Income tax expense (benefit) - deferred	(1,538)	(886)
Gain on sale of properties	(6,251)	(1,367)
Tax effect of adjustments	971	(12)
Adjusted net income (loss)	$3,770	$5,087

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	March 31, 2025	December 31, 2024
General and administrative expense	$10,815	$9,486
Less: Share-based compensation expense	1,890	1,686
Less: Acquisition and divestiture costs	1,629	1,424
Less: Bad debt expense	—	28
Less: Severance payments	—	—
Total Cash General and Administrative Expense	$7,296	$6,348